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EXECUTIVE COMPENSATION LETTER TO WARREN JENSON
EXHIBIT 10.2



May 16, 2000

Warren Jenson
1200 12th Avenue South
Suite 1200
Seattle, WA 98144

Re: Special Bonus


Dear Warren:

As you know, we have tremendous challenge and opportunity ahead of us for the year 2000 and beyond. I truly appreciate the integral role that you play in our efforts.

In recognition and appreciation of your contributions, Amazon.com will pay you a special bonus in the amount of $1,000,000 (One Million Dollars). This bonus will be paid in equal monthly installments over a one-year period beginning with your paycheck for May 2000 and will be subject to standard payroll practices and applicable withholding taxes. If your employment with Amazon.com terminates for any reason prior to payment of the full bonus, you will forfeit all remaining payments.

Congratulations!

Sincerely,

/s/ JEFF BEZOS
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Jeff Bezos
Chief Executive Officer